Russell E. Anderson, CPA Russ Bradshaw, CPA William R. Denney, CPA 5296 S. Commerce Dr Suite 300 Salt Lake City, Utah 84107 USA (T) 801.281.4700 (F) 801.281.4701 abcpas.net

May 16, 2014

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Anderson Bradshaw PLLC, was previously principal accountant for EFT BioTech Holdings, Inc., (the “Company”), and reported on the financial statements of the Company for the year ended March 31, 2013. We have read the Company’s statements included under Item 4.01 of its Form 8-K/A dated May 16, 2014, and agree with such statements as they pertain to our firm.

Very truly yours,

/s/Anderson Bradshaw PLLC

Salt Lake City, Utah